Exhibit 99.6

August 27, 2025

CCH Holdings Ltd

No. 1, Jalan Perda Jaya,

Kawasan Perniagaan Perda Jaya,

14000 Bukit Mertajam,

Pulau Pinang,

Malaysia

+(60) 4-5307694

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of CCH Holdings Ltd (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

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Sincerely yours,

/s/ Wu Wai Kong
Name: Wu Wai Kong

[Signature Page to Consent of Independent Director]